EXHIBIT 24.1
JACKSONVILLE BANCORP, INC.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Valerie A. Kendall and Scott M. Hall, or either of them, each with power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Jacksonville Bancorp, Inc. (the "Company") for the year ended December 31, 2014 and any or all subsequent amendments and  supplements to the Annual Report on Form 10-K, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby qualifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Dated:  March 16, 2015

Signature	Title

/s/ Kendall L. Spencer	President and Chief Executive Officer; Director
Kendall L. Spencer

/s/ Valerie A. Kendall	Executive Vice President and Chief Financial Officer
Valerie A. Kendall

/s/ John A. Delaney	Director
John A. Delaney

/s/ Donald F. Glisson, Jr.	Executive Chairman and Chairman of the Board of Directors
Donald F. Glisson, Jr.

/s/ Robert B. Goldstein	Director
Robert B. Goldstein

/s/ A. Hugh Greene	Director
A. Hugh Greene

/s/ Price W. Schwenck	Director
Price W. Schwenck

/s/ John P. Sullivan	Director
John P. Sullivan

/s/ Gary L. Winfield	Director
Gary L. Winfield